Exhibit 99.1

Green Thumb Industries Reports Third Quarter 2022 Results

CHICAGO and VANCOUVER, British Columbia, November 2, 2022 -- Green Thumb Industries Inc. (Green Thumb) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today reported its financial results for the third quarter ended September 30, 2022. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Highlights for the third quarter and nine months ended September 30, 2022:

●	Revenue increased 3% sequentially and 12% year-over-year to $261 million.

●	Year-to-date 2022 revenue increased 17% to $758 million compared to the first nine months of 2021.

●	Ninth consecutive quarter of positive GAAP net income, delivering $10 million or $0.04 per basic and diluted share.

●	Adjusted Operating EBITDA grew 7% sequentially to $84 million or 32% of revenue.

●	Cash flow from operations of $48 million net of income tax payments of $31 million for the quarter.

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“We are proud to report record revenue and Adjusted Operating EBITDA for the quarter against a backdrop of higher inflation and greater economic uncertainty. Revenue increased 12% year-over-year and 3% sequentially to $261 million. We had positive GAAP net income for the ninth consecutive quarter of $10 million or $0.04 per diluted share. Adjusted Operating EBITDA grew 7% sequentially to $84 million, or 32% of revenue for the quarter. Finally, the business generated strong cash flow from operations, totaling $48 million for the quarter,” said Green Thumb Founder, Chairman and Chief Executive Officer Ben Kovler.

“As we near the end of 2022, we are optimistic about the future of the U.S. cannabis market and proud of Green Thumb’s leadership position in the industry. We continue to think about what is best for the American consumer, as demonstrated by the recent announcement of our plans to launch RISE Express medical dispensaries adjacent to Circle K locations in Florida. Looking ahead, our focus remains on execution, maintaining a strong balance sheet and making strategic investments in markets that will generate strong returns for our stakeholders over time,” concluded Kovler.

Green Thumb Industries Inc.

Recent Development

On October 19, 2022, subsequent to quarter end, the Company announced plans to expand its medical cannabis retail footprint in Florida through leasing arrangements with Circle K, the global convenience store retailer. Subject to regulatory approvals following construction, Green Thumb plans to launch its test and learn phase of the rollout in 2023, with approximately ten “RISE Express” branded medical dispensaries adjacent to Circle K stores in various Florida locations.

Through the exclusive agreement, Green Thumb can lease space adjacent to Circle K locations in Florida, where the retailer currently operates approximately 600 locations. The planned “RISE Express” stores will offer patients with a valid medical marijuana identification card expanded access to a selection of branded medical cannabis products including RYTHM premium flower, Dogwalkers pre-rolls, incredibles gummies and &Shine vapes.

Third Quarter 2022 Financial Overview

Total revenue for the third quarter of 2022 was $261.2 million, up 2.7% sequentially and up 11.8% from $233.7 million in the prior year period. Revenue growth was primarily driven by increased retail sales in New Jersey, reflecting the legalization of adult-use cannabis, increased retail sales in Illinois, 12 additional retail locations versus third quarter last year, and increased traffic in the Company’s 77 open and operating retail stores.

All 15 of Green Thumb’s state markets contributed to third quarter revenue: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Virginia. The Company continued to invest in expanding its cultivation and manufacturing capabilities across its footprint.

Gross profit for the third quarter of 2022 was $131.2 million or 50.2% of revenue compared to $129.5 million or 55.4% of revenue in the comparable period last year. Gross profit performance reflected increased sales in the Company’s retail business, new and acquired stores, New Jersey adult-use sales and continued growth in the Illinois market.

Total selling, general and administrative expenses for the third quarter were $82.5 million or 31.6% of revenue, compared to $71.4 million or 30.6% of revenue for the third quarter 2021. The increase in total expenses was attributable to retail salaries and benefits, intangible amortization expense and other operational and facility expenses primarily due to an increase in the Company’s store base.

Net income attributable to the Company for the third quarter of 2022 was $9.8 million or $0.04 per basic and diluted share, compared to a net income of $20.2 million, or income of $0.09 per basic and $0.08 per diluted share in the prior year period. The reduction in net income of $10.4

Green Thumb Industries Inc.

million was primarily due to favorable fair value adjustments to the Company’s warrant liability as reflected within other income (expense), net, during the comparable period in the prior year.

In the third quarter of 2022, EBITDA was $73.3 million or 28.1% of revenue versus $75.2 million or 32.2% of revenue for the comparable period. Adjusted Operating EBITDA, which excluded non-cash stock-based compensation of $7.9 million and other non-operating adjustments of $3.3 million, was $84.5 million or 32.3% of revenue as compared to $81.2 million or 34.7% of revenue for the third quarter 2021.

For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.”

Balance Sheet and Liquidity

As of September 30, 2022, current assets were $318.6 million, including cash and cash equivalents of $147.3 million. Total debt outstanding was $255.5 million.

Total basic and diluted weighted average shares outstanding for the three months ended September 30, 2022, were 237.0 million shares and 237.8 million shares, respectively.

Consumer Packaged Goods Business Development

●

Green Thumb’s third quarter revenue included sales from its family of consumer brands including RYTHM, Dogwalkers, incredibles, Beboe, Doctor Solomon’s, Good Green and &Shine that were produced, distributed, and available in retail locations across the country.

●	Good Green, the Company’s newest brand, has expanded to eight total markets with additional markets planned for later this year and in 2023.

●	Consumer Packaged Goods gross revenue increased 5.9% sequentially.

Retail Business Development

●

Green Thumb’s third quarter revenue included sales from 77 retail stores in the following states: California, Connecticut, Florida, Illinois, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Virginia.

●	Overall retail revenue increased 3.6% quarter-over-quarter.

●	Comparable sales (stores open at least 12 months) declined 1.6% on a base of 59 stores as continued traffic and volume growth were more than offset by price compression.

●

Subsequent to quarter end, Green Thumb announced plans to expand its medical cannabis retail footprint in Florida through leasing arrangements with Circle K, the global convenience store retailer, as described above.

Green Thumb Industries Inc.

Capital Markets and Financing

On July 14, 2022, Green Thumb announced it exercised its right to extend the maturity date of its senior non-brokered debt by one year, from April 30, 2024 to April 30, 2025. The Company’s senior secured notes (the “Notes”), which have a total principal amount of approximately $250 million, bear interest at a rate of 7.0% per annum that is paid quarterly. The extended maturity date did not involve any amendments to the Notes or any additional consideration to the existing lenders.

Green Thumb in the Community

On August 25, 2022, the Company announced that RISE Dispensaries will serve as a premier sponsor of HeadCount’s Cannabis Voter Project, which aims to register and inform voters who support cannabis policy reform. Leading up to this year’s midterm elections, HeadCount and RISE Dispensaries have been teaming up to encourage voters to “Roll Up to the Polls” through Cannabis Voter Project resources now available at all RISE-branded locations and online at www.headcount.org/rise.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash stock-based compensation, one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Wednesday, November 2, 2022, at 5:00 pm ET to discuss its third quarter 2022 financial results for the quarter ended September 30, 2022. The earnings call may be accessed by dialing 844-883-3895 (Toll-Free) or 412-317-5797 (International). A live audio webcast of the call will also be available on the Investor Relations

Green Thumb Industries Inc.

section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including &Shine, Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called RISE. Headquartered in Chicago, Illinois, Green Thumb has 17 manufacturing facilities, 77 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 3,800 people and serves millions of patients and customers each year. The company was named to Crain’s Chicago Business Fast 50 list in 2021 and 2022 and a Best Workplace by MG Retailer magazine in 2018, 2019 and 2021. More information is available at www.GTIgrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “opportunity,” “project,” “potential,” “risk,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms or expressions of similar meaning. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: the impact of COVID-19; cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change; the Company may be subject to action by the U.S. federal government; state regulation of cannabis is uncertain; the Company may be subject to heightened scrutiny by Canadian regulatory authorities; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco and Firearms; cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company lacks access to U.S. bankruptcy protections; the Company may face difficulties

Green Thumb Industries Inc.

acquiring additional financing; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where it carries on business; the Company has limited trademark protections; the Company may face difficulties in enforcing its contracts; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces exposure to fraudulent or illegal activity; the Company’s use of joint ventures may expose it to risks associated with jointly owned investments; the Company faces risks related to its products; the Company is dependent on the popularity of consumer acceptance of the Company’s brand portfolio; the Company’s business is subject to the risks inherent in agricultural operations; the Company faces risks related to its information technology systems and potential cyber-attacks and security breaches; the Company faces an inherent risk of product liability and similar claims; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company faces intense competition; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; sales of substantial amounts of the Company’s Subordinate Voting Shares by our shareholders in the public market may have an adverse effect on the market price of the Subordinate Voting Shares; and the Company is governed by the corporate laws of British Columbia, Canada which in some cases have a different effect on shareholders than the laws in Delaware, United States. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:

Andy Grossman

EVP, Capital Markets & Investor Relations

InvestorRelations@gtigrows.com

312-471-6720

Media Contact:

MATTIO Communications

Green Thumb Industries Inc.

GTI@mattio.com

Source: Green Thumb Industries

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2022, June 30, 2022 and September 30, 2021

(Amounts Expressed in Thousands of United States Dollars, Except for Share Amounts)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net of discounts	$261,194	$254,311	$233,677
Cost of Goods Sold, net	(129,954)	(128,513)	(104,159)

Gross Profit	131,240	125,798	129,518

Expenses:
Selling, General, and Administrative	82,479	63,535	71,449

Total Expenses	82,479	63,535	71,449

Income (Loss) From Operations	48,761	62,263	58,069

Other Income (Expense):
Other Income (Expense), net	(2,085)	5,583	8,125
Interest Income, net	1,085	624	328
Interest Expense, net	(4,644)	(5,399)	(7,616)

Total Other Income (Expense)	(5,644)	808	837

Income Before Provision for Income Taxes And Non-Controlling Interest	43,117	63,071	58,906

Provision For Income Taxes	32,969	38,340	37,320

Net Income Before Non-Controlling Interest	10,148	24,731	21,586

Net Income Attributable To Non-Controlling Interest	319	294	1,376

Net Income Attributable To Green Thumb Industries Inc.	$9,829	$24,437	$20,210

Net Income per share - basic	$0.04	$0.11	$0.09

Net Income per share - diluted	$0.04	$0.10	$0.08

Weighted average number of shares outstanding - basic	237,002,873	236,783,625	226,529,671

Weighted average number of shares outstanding - diluted	237,804,799	237,762,903	230,879,437

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Unaudited Interim Condensed Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

September 30,
2022
(Unaudited)

Cash and Cash Equivalents	$147,258
Other Current Assets	171,302
Property and Equipment, Net	498,348
Right of Use Assets, Net	243,371
Intangible Assets, Net	640,988
Goodwill	644,585
Other Long-term Assets	110,028

Total Assets	$2,455,880

Total Current Liabilities	$129,439
Notes Payable, Net of Current Portion and Debt Discount	254,504
Lease Liability, Net of Current Portion	249,446
Other long-Term Liabilities	115,684
Total Equity	1,706,807

Total Liabilities and Equity	$2,455,880

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three Months Ended September 30, 2022, June 30, 2022 and September 30, 2021

(Amounts Expressed in Thousands of United States Dollars)

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended
Adjusted Operating EBITDA	September 30, 2022	June 30, 2022	September 30, 2021
(Amounts Expressed in Thousands of United States Dollars)	(Unaudited)	(Unaudited)	(Unaudited)

Net Income (Loss) Before Noncontrolling Interest (GAAP)	$10,148	$24,731	$21,586
Interest Income, net	(1,085)	(624)	(328)
Interest Expense, net	4,644	5,399	7,616
Income Taxes	32,969	38,340	37,320
Other (Income) Expense, net	2,085	(5,583)	(8,125)
Depreciation and Amortization	24,518	24,198	17,173

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$73,279	$86,461	$75,242

Share-based Compensation, Non-Cash	7,878	6,833	4,995
Acquisition, Transaction, and Other Non-Operating Costs	3,306	(14,557)	944

Adjusted Operating EBITDA (non-GAAP measure)	$84,463	$78,737	$81,181